Exhibit 99.2

Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Enterprise Business

General

The Enterprise Business is an industry leader in mobile computing and advanced data capture technologies and services. Its products include rugged and enterprise-grade mobile computers and tablets, laser, imaging and radio frequency identification based data capture products, WLAN solutions and software and applications that are associated with these products and services. Enterprise service revenues include revenues arising from maintenance, integration services and device and network management. Similar to Zebra’s business, the Enterprise Business’ products and services are sold to a wide range of enterprise customers, including those in the retail, hospitality, transportation and logistics, manufacturing, warehouse and distribution centers, energy and utilities, education and healthcare industries.

Results of Operations of the Enterprise Business

	Fiscal year ended December 31,				Six months ended
	2013	% of Sales*	2012	% of Sales*	June 28, 2014	% of Sales*	June 29, 2013	% of Sales*
	(in millions, except percentages)
Net sales from products	$2,021		$1,984		$890		$969
Net sales from services	459		436		235		226

Net sales	2,480		2,420		1,125		1,195

Costs of product sales	1,057	52.3	1,023	51.6	459	51.6	501	51.7
Costs of services sales	293	63.8	262	60.1	150	63.8	147	65.0

Costs of sales	1,350	54.4	1,285	53.1	609	54.1	648	54.2

Gross margin	1,130	45.6	1,135	46.9	516	45.9	547	45.8
Selling, general and administrative expenses	595	24.0	583	24.1	282	25.1	308	25.8
Research and development expenditures	299	12.1	292	12.1	140	12.4	150	12.6
Other charges	63	2.5	42	1.7	34	3.0	23	1.9

Operating earnings	173	7.0	218	9.0	60	5.3	66	5.5

Other income (expense)
Interest expense, net	(24)	(1.0)	(13)	(0.5)	(12)	(1.1)	(12)	(1.0)
Gains (Losses) on sales of investments and businesses, net	3	0.1	14	0.6	(1)	(0.1)	—	0.0
Other	(7)	(0.3)	(16)	(0.7)	(4)	(0.4)	—	0.0

Total other expense	(28)	(1.1)	(15)	(0.6)	(17)	(1.5)	(12)	(1.0)

Earnings before income taxes	145	5.8	203	8.4	43	3.8	54	4.5
Income tax expense	50	2.0	77	3.2	18	1.6	16	1.3

Net earnings	$95	3.8	$126	5.2	$25	2.2	$38	3.2

*	Percentages may not add due to rounding.

Six months ended June 28, 2014 compared to six months ended June 29, 2013

Net Sales

Net sales for the Enterprise Business were $1,125 million for the six months ended June 28, 2014 compared to $1,195 million for the six months ended June 29, 2013. The decrease in net sales was primarily driven by lower demand in the Enterprise Mobile Computing and Data Capture products during the six months ended June 28, 2014 compared to the six months ended June 29, 2013, offset by an increase in the Enterprise Business’ WLAN integration services. The decrease in net sales for the six months ended June 28, 2014 reflects a decrease in the North America (“NA”), Asia Pacific Middle East (“APME”), and Latin America (“LA”) regions, offset by an increase in Europe and Africa (“EA”), compared to the six months ended June 29, 2013. The decreases in NA, APME, and LA were primarily driven by Enterprise Mobile Computing and Data Capture product group sales offset by an increase in the Enterprise Business’ network integration related services within NA and APME. The increase in net sales within EA was primarily due to Psion related product sales and support services. The underlying decreases in net sales were also the result of supply chain issues associated with moving a configuration center from an Enterprise Business facility to a facility elsewhere, as well as moving a distribution center from one of the Enterprise Business’ warehouse management systems to a third-party vendor, all in connection with an internal transition in the MSI sales function in advance of closing of the Acquisition, as that sales function previously served both the Enterprise Business and the other MSI businesses.

Gross Margin

Gross margin was $516.0 million or 45.9% of net sales for the six months ended June 28, 2014, compared to $547 million, or 45.8% of net sales, for the six months ended June 29, 2013, demonstrating a relatively consistent cost structure and gross margin percentage among product groups, despite changes in product mix.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses decreased 8.4% to $282 million, or 25.1% of net sales in for the six months ended June 28, 2014, compared to $308 million, or 25.8% of net sales for the six months ended June 29, 2013. The decrease in SG&A is primarily due to reduced compensation expenses, including: incentives, pension expense, and the effect of headcount reductions enacted in previous periods.

Research and Development Expenditures

Research and development (“R&D”) expenditures decreased 6.7% to $140 million, or 12.4% of net sales for the six months ended June 28, 2014, compared to $150 million, or 12.6% of net sales for the six months ended June 29, 2013. The decrease in R&D expenditures is primarily due to reduced compensation expenses, including incentives and the effect of headcount reductions enacted in previous periods.

Other Charges

The Enterprise business recorded net charges of $34 million in Other charges for the six months ended June 28, 2014, compared to net charges of $23 million for the six months ended June 29, 2013. The charges for the six months ended June 28, 2014 included: (i) $18 million of net reorganization of business charges, (ii) $10 million of charges relating to amortization of intangibles, and (iii) $6 million of transaction-related fees. The charges for the six months ended June 29, 2013 included: (i) $12 million of charges relating to amortization of intangibles and (ii) $11 million of reorganization of business charges.

Net Interest Expense

Net interest expense was $12 million for the first six months of both 2014 and 2013 which included interest expense of $14 million, partially offset by interest income of $2 million.

Losses on Sales of Investments and Businesses

Losses on sales of investments and businesses were $1 million for the six months ended June 28, 2014, which consisted of a loss from the sale of the Reynosa, Mexico manufacturing operation in the second quarter of 2014. There were no gains or losses generated during the six months ended June 29, 2013.

Other

Net Other expense was $4 million for the six months ended June 28, 2014. The net Other expense in 2014 was primarily comprised of: (i) a $3 million investment impairment and (ii) a $1 million loss on foreign currency. The net Other expense for the six months ended June 29, 2013 was comprised of a $2 million gain on foreign currency, offset by investment impairments of $2 million.

Effective Tax Rate

The Enterprise Business recorded $18 million of net tax expense for the six months ended June 28, 2014, resulting in an effective tax rate of 41.9%, compared to $16 million of net tax expense for the six months ended June 29, 2013, resulting in an effective tax rate of 29.6%. The Enterprise Business’ effective tax rate for the six months ended June 28, 2014 was higher than the U.S. statutory tax rate of 35% primarily due to non-deductible transaction costs. The Enterprise Business’ effective tax rate for the six months ended June 29, 2013 was favorably impacted due to a tax benefit related to prior year R&D credits.

Net Earnings

After taxes, the Enterprise Business had net earnings of $25 million for the six months ended June 28, 2014 compared to net earnings of $38 million for the six months ended June 29, 2013, which was primarily driven by lower sales, offset by cost savings within SG&A and R&D.

Fiscal year 2013 compared to fiscal year 2012

Net Sales

Net sales were $2,480 million in 2013 compared to $2,420 million in 2012. The increase in net sales is primarily driven by an increase in Enterprise Mobile Computing product sales and product support services of $136 million due to the Psion acquisition, offset by a decrease in the product sales of Data Capture and WLAN. The increase in net sales reflects an increase in EA, APME, and LA regions, offset by a decrease in NA, compared to 2012. The increases in EA, APME, and LA were primarily driven by Psion product group and support service sales. The decline in NA was driven by lower sales in the Enterprise Mobile Computing, Data Capture and WLAN product groups.

Gross Margin

Gross margin was $1,130 million, or 45.6% of net sales in 2013, compared to $1,135 million, or 46.9% of net sales, in 2012. The decrease in gross margin percentage was driven primarily by higher Psion sales in its first full year since being acquired in the fourth quarter of 2012. Psion typically has lower margins than other core product lines in the Enterprise business.

Selling, General and Administrative Expenses

SG&A expenses increased 2.1% to $595 million, or 24.0% of net sales in 2013, compared to $583 million, or 24.1% of net sales in 2012. The increase in SG&A is primarily driven by incremental expenses related to the Psion acquisition.

Research and Development Expenditures

R&D expenditures increased 2.4% to $299 million, or 12.1% of net sales in 2013, compared to $292 million, or 12.1% of net sales in 2012. The increase in R&D expenditures is primarily due to incremental expenses relating to the Psion acquisition.

Other Charges

The Enterprise Business recorded net charges of $63 million in Other charges in 2013, compared to net charges of $42 million in 2012. The charges in 2013 included: (i) $38 million of net reorganization of business charges and (ii) $25 million of charges relating to amortization of intangibles. The charges in 2012 included: (i) $14 million of charges relating to reorganization of business charges and (ii) $28 million of charges relating to amortization of intangibles.

Net Interest Expense

Net interest expense was $24 million in 2013, compared to net interest expense of $13 million in 2012. Net interest expense in 2013 included interest expense of $28 million, partially offset by interest income of $4 million. Net interest expense in 2012 included interest expense of $21 million, partially offset by interest income of $8 million. The increase in net interest expense in 2013 compared to 2012 is primarily attributable to: (i) a higher interest expense allocation driven by an increase in average debt outstanding at the MSI and (ii) a decrease in the interest income allocation due to lower average cash and cash equivalents at the MSI during 2013 compared to 2012.

Gains on Sales of Investments and Businesses

Gains on sales of investments and businesses were $3 million in 2013, compared to $14 million in 2012. These gains consist of the sale of multiple equity investments in both 2013 and 2012.

Other

Net Other expense was $7 million in 2013, compared to $16 million in 2012. The net Other expense in 2013 was primarily comprised of: (i) a $5 million loss on foreign currency and (ii) a $2 million investment impairment. The net Other expense in 2012 was primarily comprised of: (i) a $12 million loss on foreign currency and (ii) investment impairments of $4 million.

Effective Tax Rate

The Enterprise Business recorded $50 million of income tax expense in 2013, resulting in an effective tax rate of 34.5%, compared to $77 million of net tax expense in 2012, resulting in an effective tax rate of 37.9%. The Enterprise Business’ effective tax rate in 2013 was favorably impacted by the utilization of research credits during the year, partially offset by the Enterprise Business’ state income tax provision. The Enterprise Business’ effective tax rate in 2012 was higher than the U.S. statutory tax rate of 35% primarily due to state income tax expense generated throughout the year.

Net Earnings

After taxes, the Enterprise Business had net earnings of $95 million in 2013 compared to net earnings of $126 million in 2012. The decrease in net earnings in 2013, as compared to 2012, was primarily driven by: (i) a $24 million increase in reorganization charges and (ii) an $11 million increase in net interest expense.

Liquidity and Capital Resources

Operating Activities

Six months ended June 28, 2014 compared to six months ended June 29, 2013

Cash provided by operating activities from continuing operations for the six months ended June 28, 2014 was $38 million, compared to $102 million for the six months ended June 29, 2013. Operating cash flows for the period ended June 28, 2014, as compared to the period ended June 29, 2013, were negatively impacted by lower inventory turnover due to a decrease in product demand and an increase in build for future demand, partially offset by higher receivable collections.

Fiscal year 2013 compared to fiscal year 2012

Cash provided by operating activities from continuing operations in 2013 was $257 million, compared to $264 million in 2012. Operating cash flows in 2013, as compared to 2012, were negatively impacted by lower collections of receivables, partially offset by improvements in the Enterprise Business’ accounts payable metrics.

Investing Activities

Six months ended June 28, 2014 compared to six months ended June 29, 2013

Net cash provided by investing activities was $12 million for the six months ended June 28, 2014, compared to a net cash usage of $15 million for the six months ended June 28, 2014. The $27 million increase in net cash provided by investing activities was due primarily to the proceeds received from the sale of the Reynosa, Mexico manufacturing operation during the second quarter of 2014.

Fiscal year 2013 compared to fiscal year 2012.

Net cash used by investing activities was $21 million in 2013, compared to $169 million in 2012. The $148 million decrease in net cash provided by investing activities from 2012 to 2013 was primarily due to the acquisition of Psion plc, a U.K. based leader in mobile computing solutions, that took place during the fourth quarter of 2012, offset by: (i) proceeds received on the sale of property, plant, and equipment of approximately $16 million related to the sale of the McAllen, Texas distribution center during 2012 , (ii) an increase equity investment sales resulting in additional proceeds of $15 million, and (iii) additional capital expenditures spending of $10 million.

Financing Activities

Six months ended June 28, 2014 compared to six months ended June 29, 2013

Net cash used for financing activities decreased approximately $51 million from $114 million during the six months ended June 29, 2013 as compared to $63 million during the six months ended June 28, 2014. The decrease was driven by lower net transfers to the MSI.

Fiscal year 2013 compared to fiscal year 2012.

Net cash used for financing activities was $242 million in 2013 compared to $98 million in 2012, an increase of approximately $144 million. The increase was driven by higher net transfers to the MSI.